Filed Pursuant to Rule 433 Dated January 4, 2021
Registration No. 333-228614

Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Russell 2000® Index Due January 23, 2025
Term Sheet to the Preliminary Pricing Supplement dated January 4, 2021

Summary of Terms
Issuer	The Bank of Nova Scotia (the “Bank”)
Term	Approximately 48 months (unless earlier called)
Market Measure	Russell 2000® Index (the “Reference Asset”) (Bloomberg Ticker: RTY)
Pricing Date	Expected to be January 15, 2021*
Trade Date	Expected to be January 15, 2021*
Issue Date	Expected to be January 21, 2021*
Principal Amount	$1,000 per Security
Original Offering Price	100% of the Principal Amount of each Security
Automatic Call Feature
If the Closing Level of the Reference Asset on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Level, the Securities will be automatically called for the Principal Amount plus the Call Premium applicable to the relevant Call Date. See “Call Dates and Call Premiums” on page 3

Call Dates	Expected to be January 21, 2022; January 23, 2023; January 22, 2024 and January 15, 2025
Call Settlement Dates	Five business days after the applicable Call Date (if the Securities are called on the last Call Date, the Call Settlement Date will be the Maturity Date)
Redemption Amount at Maturity	See “How the Redemption Amount at Maturity is Calculated” on page 3
Maturity Date	Expected to be January 23, 2025
Starting Level	The Closing Level of the Reference Asset on the Pricing Date
Ending Level	The Closing Level of the Reference Asset on the Final Calculation Day
Threshold Level	To be determined on the Pricing Date (equal to the Starting Level multiplied by the difference of 100% minus the Threshold Percentage).
Threshold Percentage	10%
Percentage Change
The percentage increase or decrease in the Ending Level from the Starting Level. The Percentage Change may reflect a positive return (based on any increase in the level of the Index over the term of the Securities) or a negative return (based on any decrease in the level of the Index over the term of the Securities)

Final Calculation Day	Expected to be January 15, 2025
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount
Up to 3.15% of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA will receive a distribution expense fee of 0.075%. In respect of certain Securities sold in this offering, we may pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

CUSIP/ISIN	064159P34 / US064159P341
Underwriters	Scotia Capital (USA) Inc.; Wells Fargo Securities, LLC
* We expect that delivery of the Securities will be made against payment therefor on or about the 3rd Business Day following the Trade Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in 2 Business Days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date will be required, by virtue of the fact that each Security initially will settle in 3 Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.
Investment Description
•	Linked to the Russell 2000® Index
•
Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities are subject to potential automatic call upon the terms described below. Any return you receive on the Securities and whether they are automatically called will depend on the performance of the Reference Asset.

•
Call Feature. If the Closing Level of the Reference Asset on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Level, the Securities will be automatically called, and on the related Call Settlement Date you will receive the Principal Amount plus the Call Premium applicable to the relevant Call Date.

Call Date	Call Premium**
January 21, 2022	[5.00 – 6.00]% of the Principal Amount
January 23, 2023	[10.00 - 12.00]% of the Principal Amount
January 22, 2024	[15.00 - 18.00]% of the Principal Amount
January 15, 2025 (the “Final Calculation Day”)	[20.00 - 24.00]% of the Principal Amount
** The actual Call Premium applicable to each Call Date will be determined on the Pricing Date.
•
Redemption Amount at Maturity. If the Securities are not automatically called on any Call Date (including the Final Calculation Day), the Redemption Amount at Maturity will be based upon the Closing Level of the Reference Asset on the Final Calculation Day and could be equal to or less than the Principal Amount per Security as follows:

o	If the Ending Level is less than the Starting Level but not by more than 10.00% (the Percentage Change is zero or negative but not below -10.00%):
You will be repaid the Principal Amount;
o	If the Ending Level is less than the Starting Level by more than 10.00% (the Percentage Change is negative and below -10.00%):
Principal Amount + [Principal Amount × (Percentage Change +Threshold Percentage)]
In this case, you will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the level of the Reference Asset in excess of 10%.
•	Investors may lose up to 90.00% of the Principal Amount.
•	Any positive return on the Securities will be limited to the applicable Call Premium.
•
All payments on the Securities are subject to the credit risk of the Bank, and you will have no right to any securities tracked by the Reference Asset; if The Bank of Nova Scotia defaults on its obligations, you could lose your entire investment.

•	No periodic interest payments or dividends.
•	No exchange listing; designed to be held to maturity.

If the Securities priced today, the estimated value of the Securities would be between $900.00 and $946.27 per $1,000 Principal Amount. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Additional Risks” in the preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product prospectus supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile
The profile to the right illustrates the potential payment on the Securities for a range of hypothetical Percentage Changes in the Closing Level of the Reference Asset from the Pricing Date to the applicable Call Date (including the Final Calculation Day), assuming a Threshold Level equal to 90.00% of the Starting Level. The Call Premiums shown in the profile are hypothetical and are based on the midpoint of the ranges specified for the Call Premiums.
This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Premium and the actual Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Level; and (iv) whether you hold your Securities to maturity or an earlier automatic call.

Hypothetical Returns
If the Securities are automatically called:
Hypothetical Call Date on which Securities are automatically called	Hypothetical payment per Security on related Call Settlement Date	Hypothetical pre-tax total rate of return
1st Call Date	$1,055.00	5.50%
2nd Call Date	$1,110.00	11.00%
3rd Call Date	$1,165.00	16.50%
4th Call Date	$1,220.00	22.00%
Assumes the Call Premiums are equal to the midpoints of their specified ranges. Each Security has a Principal Amount of $1,000.

If the Securities are not automatically called:
Hypothetical Ending Level	Hypothetical Percentage Change	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return
1,520.000	-5.00%	$1,000.00	0.00%
1,440.000	-10.00%	$1,000.00	0.00%
1,424.000	-11.00%	$990.00	-1.00%
1,280.000	-20.00%	$900.00	-10.00%
1,200.000	-25.00%	$850.00	-15.00%
800.000	-50.00%	$600.00	-40.00%
400.000	-75.00%	$350.00	-65.00%
0.000	-100.00%	$100.00	-90.00%

Assumes a hypothetical Starting Level of 1,600.000. The actual Starting Level will be determined on the Pricing Date. Each Security has a Principal Amount of $1,000.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Premium and the actual Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Level of the Reference Asset; and (iv) whether you hold your Securities to maturity or earlier automatic call.

Call Dates and Call Premiums
Call Date	Call Premium	Payment per Security upon an Automatic Call
January 21, 2022	[5.00 – 6.00]% of the Principal Amount	[$1,050.00 – $1,060.00]
January 23, 2023	[10.00 - 12.00]% of the Principal Amount	[$1,100.00 – $1,120.00]
January 22, 2024	[15.00 - 18.00]% of the Principal Amount	[$1,150.00 – $1,180.00]
January 15, 2025*	[20.00 - 24.00]% of the Principal Amount	[$1,200.00 – $1,240.00]

The actual Call Premium and Payment per Security upon an automatic call that is applicable to each Call Date will be determined on the Pricing Date and will be within the ranges specified in the foregoing table. The last Call Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Maturity Date.
* This is also the Final Calculation Day.
How the Redemption Amount at Maturity is Calculated
If the Closing Level of the Reference Asset is less than the Starting Level on each of the four Call Dates, the Securities will not be automatically called, and on the Maturity Date you will receive a Redemption Amount at Maturity per Security determined as follows:
•	If the Ending Level is less than the Starting Level and greater than or equal to the Threshold Level, the Redemption Amount at Maturity will equal: $1,000; or
•	If the Ending Level is less than the Threshold Level, the Redemption Amount at Maturity will equal: Principal Amount + [Principal Amount x (Percentage Change + Threshold Percentage)]
In this case, you will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the level of the Reference Asset in excess of 10.00%.
Any positive return on the Securities will be limited to the applicable Call Premium, even if the Closing Level of the Reference Asset significantly exceeds the Starting Level on the applicable Call Date. You will not participate in any appreciation of the Reference Asset beyond the applicable Call Premium. If the Securities are not automatically called on any Call Date and the Ending Level is less than the Threshold Level, you will receive less, and possibly 90.00% less, than the Principal Amount of your Securities at maturity.
Russell 2000® Index Daily Closing Levels*
*The graph above illustrates the performance of the Reference Asset from January 1, 2015 through December 28, 2020. The dotted line represents a hypothetical Threshold Level of 1,796.625, which is equal to 90.00% of 1,996.250, which was the Closing Level of the Reference Asset on December 28, 2020. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this introductory term sheet, the pricing supplement, the prospectus, the prospectus supplement, or product prospectus supplement.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus. Please review those risk disclosures carefully.
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Risk of Loss at Maturity: Any payment on the Securities at maturity depends on the Percentage Change of the Reference Asset. If the Securities are not automatically called, the Bank will only repay you the full Principal Amount of your Securities if the Percentage Change does not reflect a decrease in the Reference Asset of more than 10.00%. If the Percentage Change is negative by more than 10.00%, meaning the Ending Level is less than the Threshold Level, you will lose a significant portion of your initial investment in an amount equal to the Percentage Change in excess of the Threshold Percentage. Accordingly, if the Securities are not automatically called, you may lose up to 90.00% of your investment in the Securities if the percentage decline from the Starting Level to the Ending Level is greater than 10.00%.

•	The Downside Market Exposure to the Reference Asset is Buffered Only at Maturity.

•	The Potential Return On The Securities Is Limited To The Call Premium.

•	You Will Be Subject To Reinvestment Risk.

•	No Interest: The Securities Will Not Bear Interest and, Accordingly, You Will Not Receive Any Interest Payments on the Securities.

•	The Securities Differ from Conventional Debt Instruments.

•	Holding the Securities is Not the Same as Holding the Reference Asset Constituent Stocks.

•	No Assurance that the Investment View Implicit in the Securities Will Be Successful.

•	The Securities are Subject to Market Risk.

•	The Securities are Subject to Small-Capitalization Stock Risks.

•	The Reference Asset Reflects Price Return Only and Not Total Return.

•	Past Performance is Not Indicative of Future Performance.

•	Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of, and the Amount Payable on, the Securities.

•	The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests.

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Hedging Activities by the Bank and/or the Underwriters may Negatively Impact Investors in the Securities and Cause our Respective Interests and Those of our Clients and Counterparties to be Contrary to Those of Investors in the Securities.

•	Market Activities by the Bank or the Underwriters for Their own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities.

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The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Reference Asset Constituent Stock Issuers.

•	Other Investors in the Securities May Not Have the Same Interests as You.

•	The Calculation Agent Can Postpone any Call Date (including the Final Calculation Day) for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs.

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There is no Affiliation Between any Reference Asset Constituent Stock Issuers or the Sponsor and us, and Neither we nor any of the Underwriters is Responsible for any Disclosure by any of the Reference Asset Constituent Stock Issuers or the Sponsor.

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A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession and/or any Distribution Expense Fee, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You.

•	The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices.

•	The Bank's Estimated Value of the Securities Will Be Lower Than the Original Offering Price of the Securities.

•	The Bank's Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others' Estimates.

•	The Bank's Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt.

•	If the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner.

•	We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price.

•	The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased.

•	The Securities Lack Liquidity.

•	Your Investment is Subject to the Credit Risk of the Bank.

•	The COVID-19 Virus May Have an Adverse Impact on the Bank.

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Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the pricing supplement.

Not suitable for all investors
Investment suitability must be determined individually for each investor. The Securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the Securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the Securities prior to maturity is likely to result in sale proceeds that are substantially less than the Principal Amount per Security. The Underwriters and their respective affiliates are not obligated to purchase the Securities from you at any time prior to maturity.
The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Not a research report
This material is not a product of the Bank’s research department.
Consult your tax advisor
Investors should review carefully the preliminary pricing supplement and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
Russell 2000® and Russell® are trademarks of FTSE Russell and have been licensed for use by the Bank. The Securities are not sponsored, endorsed, sold or promoted by FTSE Russell and FTSE Russell makes no representation regarding the advisability of investing in the Securities.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.